SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  ------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*


                            First United Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    33741H107
                                 (CUSIP Number)

                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)


            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

[X]    Rule 13d-1(b)
[ ]    Rule 13d-1(c)
[ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                      SCHEDULE CONTINUES ON FOLLOWING PAGES

CUSIP No. 33741H107

1    Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     First United Bank & Trust
     52-0312890
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2    Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
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3    SEC Use Only
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4    Citizenship or Place of Organization:  Oakland, Maryland
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Number of            5   Sole Voting Power:  544,378
Shares
Beneficially         6   Shared Voting Power:
Owned by
Each                 7   Sole Dispositive Power:  514,381
Reporting
Person With          8   Shared Dispositive Power:
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9    Aggregate Amount Beneficially Owned by Each Reporting Person:  544,378
--------------------------------------------------------------------------------
10   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions):
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11   Percent of Class Represented by Amount in Row (9):  8.9%
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12   Type of Reporting Person (See Instructions):  BK
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


CUSIP No. 33741H107

Item 1
        (a)  Name of Issuer:

             First United Corporation

        (b)  Address of Issuer's Principal Executive Offices:

             19 South Second Street
             Oakland, Maryland 21550

Item 2
        (a)  Name of Person Filing:

             First United Bank & Trust

        (b)  Address of Principal Business Office or if none, Residence:

             19 South Second Street
             Oakland, Maryland 21550

        (c)  Citizenship or Place of Organization

             Oakland, Maryland

        (d)  Title of Class of Securities:

             Common Stock, par value $.01 per share

        (e)  CUSIP Number:

             33741H107

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a)  [ ] Broker or dealer  registered under section 15 of the Act
                        (15 U.S.C. 78o).

               (b)  [X] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c).


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

               (c)  [ ] Insurance  company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).

               (d)  [ ] Investment  company  registered  under  section 8 of the
                        Investment Company Act of 1940 (15 U.S.C 80a-8).

               (e)  [ ] An investment adviser in accordance with ss.240.13d-1(b)
                        (1)(ii)(E);

               (f)  [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

               (g)  [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

               (h)  [ ] A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813);

               (i)  [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Invest-ment Company Act of 1940 (15 U.S.C. 80a-3)

               (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4         Ownership:

               Provide the following  information regarding the aggregate number
               and   percentage  of  the  class  of  securities  of  the  issuer identified in Item 1.

               (a)  Amount Beneficially Owned: 544,378 Shares

               (b)  Percent of Class: 8.9%

               (c)  Number of shares as to which such person has:

                    (i)  Sole  power  to vote or to  direct  the  vote:  544,378
                         Shares

                    (ii) Shared power to vote or to direct the vote:

                   (iii) Sole power to dispose or to direct the  disposition of:
                         514,381 Shares

                    (iv) Shared  power to dispose  or to direct the  disposition of:

Item 5         Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


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


Item 6         Ownership of More than Five Percent on Behalf of Another Person

               The securities of First United Corporation listed in Item 4 are owned by the Trust Department of First United Bank & Trust as Trustee for 175 fiduciary accounts. Pursuant to agency or fiduciary agreements, beneficiaries or other persons may have rights to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, some of the securities held in these accounts.

Item 7         Identification  and   Classification  of  the  Subsidiary   Which
               Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable

Item 8         Identification and Classification of Members of Group.

               Not Applicable

Item 9         Notice of Dissolution of Group.

               Not Applicable

Item 10        Certification.

               (a)  The  following   certification  shall  be  included  if  the
                    statement is filed pursuant to ss.240.13d-1(b):

                         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.

                                       February 9, 2004
                                       -----------------------------------------
                                       Date

                                       /s/ Robert W. Kurtz
                                       -----------------------------------------
                                       Signature


                                       Robert W. Kurtz, President & CFO
                                       -----------------------------------------
                                       Name/Title



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